UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2007
Adeza Biomedical Corporation
(Exact name of registrant as specified in its charter)
000-20703
Commission File Number

Delaware (State or other jurisdiction of incorporation)	77-0054952 (I.R.S. Employer Identification No.)
1240 Elko Drive
Sunnyvale, California 94089
(Address of principal executive offices, with zip code)
(408) 745-0975
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.
On February 11, 2007, Adeza Biomedical Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Cytyc Corporation, a Delaware corporation (“Cytyc”) and Augusta Medical Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Cytyc (“Purchaser”), under which Purchaser has commenced a tender offer (the “Offer”) to purchase all of the outstanding shares of the Company’s common stock (the “Shares”) for a purchase price of $24.00 per Share, net to the holders thereof, in cash (the “Offer Price”).
The initial offering period of the Offer expired on March 16, 2007. On March 19, 2007, Cytyc issued a press release announcing the results of the Offer and that Purchaser had accepted for payment all Shares tendered in the Offer through March 16, 2007. Based on the number of Shares validly tendered and accepted for payment at the end of the initial offering period of the Offer, Purchaser has acquired 15,347,000 Shares, which represents approximately 87.4% of all outstanding Shares. Based on the Offer Price, the value of such Shares purchased by Purchaser was approximately $368.3 million. Purchaser has acquired the funds used by Purchaser to purchase the Shares from Cytyc.
Cytyc also announced that Purchaser has commenced a subsequent offering period for all remaining Shares to permit the Company stockholders who have not yet tendered their Shares the opportunity to do so. This subsequent offering period will expire at 12:00 midnight, New York City time, on Friday, March 30, 2007, unless further extended. Any such extension will be followed by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the subsequent offering period was scheduled to expire.
The same $24.00 per Share Offer Price will be paid during the subsequent offering period. All Shares validly tendered during this subsequent offering period will be immediately accepted and payment will be made promptly after acceptance, in accordance with the terms of the Offer. Procedures for tendering Shares during the subsequent offering period are the same as during the initial offering period with two exceptions: (1) Shares cannot be delivered by the guaranteed delivery procedure, and (2) pursuant to Rule 14d-7(a)(2) promulgated under the Securities Exchange Act of 1934, as amended, Shares tendered during the subsequent offering period may not be withdrawn.
Pursuant to the terms of the Merger Agreement, Cytyc expects to effect a merger of Purchaser with and into the Company. In the merger, Purchaser will acquire all other Shares (other than those as to which holders properly exercise appraisal rights) at the same $24.00 per Share price, without interest and less any required withholding taxes, that was paid in the Offer. As a result of the merger, the Company will become a wholly-owned subsidiary of Cytyc. Cytyc intends to complete the merger as soon as practicable. If, as a result of additional Shares tendered and purchased in the subsequent offering period or otherwise, Purchaser becomes the owner of at least 90% of the outstanding Shares, Purchaser will be able to effect the merger without the need for a meeting of the Company stockholders. The Company stockholders who continue to hold their Shares at the time of the merger and fulfill certain other requirements of Delaware law will have appraisal rights in connection with the merger.

The Merger Agreement provides that, effective upon the acceptance for payment of the Shares pursuant to the Offer, Purchaser will be entitled to elect or designate such number of directors (the “Purchaser Designees”), rounded up to the next whole number, on the Company’s board of directors (the “Board”) as is equal to the product of (i) the total number of directors on the Board (giving effect to the directors elected or designated by Purchaser pursuant to the Merger Agreement) and (ii) the percentage that the aggregate number of Shares beneficially owned by Cytyc, Purchaser and any of its affiliates bears to the total number of Shares then outstanding. The Merger Agreement also provides that, not withstanding the foregoing, (i) in the event the Purchaser Designees are elected to the Board, at least three directors who were directors of the Company on February 11, 2007, the date the Merger Agreement was signed, will continue to serve on the Board until the effective time of the merger; (ii) each of such directors must be an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Stock Market Rules and eligible to serve on the Company’s audit committee under the Securities Exchange Act of 1934, as amended, and the Nasdaq Stock Market Rules; and (iii) at least one such director must be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and the instructions thereto.
To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
The information contained in Item 5.01 above is incorporated herein by reference.
Pursuant to the Merger Agreement as described in Item 5.01 above and effective as of 2:00 p.m. Eastern Time on March 19, 2007, (i) Andrew E. Senyei, MD, who served as a member of the Board’s Compensation Committee; Emory V. Anderson; and Kathleen D. LaPorte, who served as a member of the Board’s Nominating and Corporate Governance Committee, each resigned as directors of the Company; and (ii) the Board appointed Patrick J. Sullivan, John P. McDonough, Timothy M. Adams and Tony Kingsley, each a Purchaser Designee, as a director to serve on the Board until his successor is duly elected and qualified or until his earlier death, resignation or removal.
The resignations of Dr. Senyei, Mr. Anderson and Ms. LaPorte were not the result of any disagreement with the Company.
Mr. Sullivan will serve as a class II director, Mr. McDonough will serve as a class I director, Mr. Adams will serve as a class III director and Mr. Kingsley will serve as a class III director. It has not yet been determined which committees of the Board to which these directors are expected to be named.
The following sets forth biographical information of the new directors:

Patrick J. Sullivan. Mr. Sullivan has served as Cytyc’s Chief Executive Officer and as one of Cytyc’s directors since March 1994. In January 2001, he was named Vice Chairman of the Board of Directors and in January 2002 he was named Chairman-elect. In May 2002, Mr. Sullivan became Chairman of the Board. From March 1994 to January 2002, and from July 2002 to the present, Mr. Sullivan also has been serving as President, and from January 1991 to March 1994, Mr. Sullivan served as Vice President of Sales and Marketing. Prior to joining Cytyc, Mr. Sullivan was employed in several senior marketing positions for five years by Abbott Laboratories, a diversified healthcare company, and was a consultant with McKinsey and Company, an international management consulting firm. Mr. Sullivan is a graduate, with distinction, of the United States Naval Academy and received an M.B.A., with distinction, from Harvard University.
Timothy M. Adams. Senior Vice President of Cytyc (since January 2006). Concurrently serves as Chief Financial Officer and Treasurer of Cytyc (since November 2004). Vice President of Cytyc (November 2004 to January 2006). Chief Financial Officer, Modus International, Inc. (October, 2002 to August, 2004). Chief Operating and Chief Financial Officer, GeoTrust (March to September 2002).
Tony Kingsley. President, Cytyc Diagnostic Products division and Senior Vice President of Cytyc (since July 2006). Partner and Associate with McKinsey & Company, Inc. (November 1991 to July 2006).
John P. McDonough. President, Cytyc Development Company LLC (since July 2006). Concurrently serves as Senior Vice President of Corporate Development of Cytyc. Senior Vice President of Operations of Cytyc (March 2004 to July 2006). Vice President, Corporate Development of Cytyc (October 2003 to March 2004). Founder, Chief Executive Officer and President of Soundbite Communications (April 2000 to September 2003).

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADEZA BIOMEDICAL CORPORATION
Date: March 20, 2007	By:	/s/ Mark D. Fischer-Colbrie
Mark D. Fischer-Colbrie
Chief Financial Officer